Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - July 2011

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013
Yield	18.07%
Less: Coupon	0.55%
Servicing Fee	1.50%
Net Credit Losses	4.35%
Excess Spread :
July-11	11.67%
June-11	11.87%
May-11	10.46%
Three Month Average Excess Spread	11.33%
Delinquency:
30 to 59 Days	0.71%
60 to 89 Days	0.55%
90+ Days	1.36%
Total	2.62%
Principal Payment Rate	22.62%